Exhibit 99.1

COHEN & COMPANY REPORTS FOURTH QUARTER & FULL YEAR 2020 FINANCIAL RESULTS

Fourth Quarter Net Income Attributable to Cohen & Company Inc. of $14.8 Million, or $7.64 per Diluted Share

Fourth Quarter Adjusted Pre-Tax Income of $23.8 Million, or $4.64 per Diluted Share

Full Year Net Income Attributable to Cohen & Company Inc. of $14.2 Million, or $7.66 per Diluted Share

Full Year Adjusted Pre-Tax Income of $27.6 Million, or $5.72 per Diluted Share

Insurance Acquisition Corp. Merger with Shift Technologies, Inc. Contributes $18.3 Million to Adjusted Pre-Tax Income in Fourth Quarter

Philadelphia and New York, March 3, 2021 – Cohen & Company Inc. (NYSE American: COHN), a financial services firm specializing in fixed income markets and, more recently, in SPAC markets, today reported financial results for its fourth quarter and full year ended December 31, 2020.

Summary Operating Results

	Three Months Ended			Year Ended
($ in thousands)	12/31/20	9/30/20	12/31/19	12/31/20	12/31/19
Total revenues	$66,365	$21,856	$16,090	$130,110	$49,666
Compensation and benefits	23,479	10,965	6,159	59,902	25,972
Non-compensation operating expenses	5,111	4,819	5,897	27,880	19,653
Operating income	37,775	6,072	4,034	42,328	4,041
Interest expense, net	(1,951)	(1,952)	(2,255)	(9,589)	(7,584)
Income (loss) from equity method affiliates	(244)	(1,371)	(188)	(2,955)	(553)
Income (loss) before income tax expense (benefit)	35,580	2,749	1,591	29,784	(4,096)
Income tax expense (benefit)	(8,046)	(594)	394	(8,669)	(523)
Net income (loss)	43,626	3,343	1,197	38,453	(3,573)
Less: Net income (loss) attributable to the noncontrolling interest	28,875	1,688	423	24,248	(1,519)
Net income (loss) attributable to Cohen & Company Inc.	$14,751	$1,655	$774	$14,205	$(2,054)
Fully diluted net income (loss) per share	$7.64	$1.19	$0.56	$7.66	$(1.81)

Adjusted pre-tax income (loss)	$23,779	$3,603	$1,691	$27,619	$(3,808)
Fully diluted adjusted pre-tax income (loss) per share	$4.64	$0.78	$0.75	$5.72	$(2.26)

•	Net income attributable to Cohen & Company Inc. was $14.8 million, or $7.64 per diluted share, for the three months ended December 31, 2020, compared to $1.7 million, or $1.19 per diluted share, for the three months ended September 30, 2020, and $0.8 million, or $0.56 per diluted share, for the three months ended December 31, 2019. Adjusted pre-tax income was $23.8 million, or $4.64 per diluted share, for the three months ended December 31, 2020, compared to $3.6 million, or $0.78 per diluted share, for the three months ended September 30, 2020, and $1.7 million, or $0.75 per diluted share, for the three months ended December 31, 2019. Adjusted pre-tax income (loss) is not a measure recognized under U.S. generally accepted accounting principles (“GAAP”). See Note 1 below.

•	Revenues during the three months ended December 31, 2020 increased $44.5 million from the prior quarter and $50.3 million from the prior year quarter.

o	The increase from the prior quarter was comprised primarily of (i) an increase of $1.1 million in net trading revenue primarily from increased revenue in the Company’s Gestation repo and Corporate trading groups, (ii) an increase of $2.2 million in asset management revenue primarily related to an incentive allocation earned by the manager of the Company’s SPAC funds, (iii) an increase of $1.2 million in new issue and advisory revenue related to European insurance asset origination, and (iv) an increase of $39.8 million in principal transactions revenue primarily related to the closing of the Company’s sponsored insurance SPAC in October 2020. On October 13, 2020, Insurance Acquisition Corp. completed its merger with Shift Technologies, Inc. (NASDAQ: SFT).

o	The increase from the prior year quarter was comprised primarily of (i) an increase of $5.8 million in net trading revenue primarily from increased revenue in the Company’s Gestation repo and Corporate trading groups, (ii) an increase of $2.0 million in asset management revenue primarily related to an incentive allocation earned by the manager of the Company’s SPAC funds, and (iii) an increase of $42.1 million in principal transactions revenue primarily related to the closing of the Company’s sponsored insurance SPAC in October 2020.

•	Compensation and benefits expense as a percentage of revenue was 35% for the three months ended December 31, 2020, compared to 50% for the three months ended September 30, 2020 and 38% for the three months ended December 31, 2019. The number of Company employees was 87 as of December 31, 2020, compared to 87 as of September 30, 2020, and 94 as of December 31, 2019.

•	Non-compensation operating expenses during the three months ended December 31, 2020 increased $0.3 million from the prior quarter and decreased $0.8 million from the prior year quarter. The increase from the prior quarter was due primarily to revenue-driven third-party marketing costs related to European origination revenue. The decrease from the prior year quarter was primarily due to lower travel and entertainment, subscriptions, professional fees, and revenue-driven third-party marketing costs related to European origination revenue.

•	Interest expense during the three months ended December 31, 2020 was comparable to the prior quarter and decreased $0.3 million from the prior year quarter. The changes in quarterly interest expense are primarily driven by fluctuations in interest on redeemable financial instruments, which are driven by certain Company groups’ revenues and profits.

•	Loss from equity method affiliates during the three months ended December 31, 2020 decreased $1.1 million from the prior quarter and increased $0.1 million from the prior year quarter. The decrease in loss from equity method affiliates was primarily related to expenses incurred in the prior quarter by the Company’s sponsored insurance SPAC.

•      During the three months ended December 31, 2020, the Company recognized an $8.0 million U.S. net income tax benefit, which was primarily the result of the reduction in the valuation allowance applied against the Company's net operating loss and net capital loss tax assets. The Company will continue to evaluate its operations on a quarterly basis and may make further adjustments to its valuation allowances going forward. Future adjustments could be material and could result in additional tax benefit or tax expense.

•      As of December 31, 2020, total equity was $101.4 million, compared to $48.8 million as of December 31, 2019; $27.8 million of December 31, 2020 total equity was non-convertible non-controlling interest.

Lester Brafman, Chief Executive Officer of Cohen & Company, said, “We are pleased with our fourth quarter and annual results, and are excited for the year ahead as we continue to execute on our strategic goals, including growing our Mortgage and Repo businesses, expanding our asset management revenue streams, and positioning the Company to attract new business opportunities and capital partners. Net trading revenue was $73.6 million in 2020, up $35.4 million or 93% from 2019, primarily from our Mortgage, Repo, and Corporate trading groups. At the end of the year, our Gestation Repo book had grown to $3.3 billion, up from $1.3 billion at the end of 2019, and our non-CDO assets under management increased 27% to $712 million, including growth in our European PriDe Funds and SPAC Funds.”

Brafman continued, ”We also continue to make strides in the development of our SPAC franchise and remain active in the SPAC market as a sponsor, asset manager, and investor. In the fourth quarter, our first company-sponsored SPAC, Insurance Acquisition Corp., closed its merger with Shift Technologies, contributing $18.3 million to the quarter’s adjusted pre-tax income. More recently, our second company-sponsored SPAC, INSU Acquisition Corp. II, closed its merger agreement with Metromile, a digital insurance platform and pay-by-mile auto insurer, and our third company-sponsored SPAC, INSU Acquisition Corp. III, completed its $250 million IPO and is currently seeking a business combination. Our team has substantial experience in the SPAC space, and we are excited to build on our momentum and continue growing our SPAC franchise. Looking ahead, we remain committed to executing on our strategic priorities, with a continued focus on proactively managing our risk and our capital structure, and on enhancing stockholder value.”

Recent Developments in Our SPAC Business

Subsequent to Quarter End INSU Acquisition Corp. II Closes Merger with Metromile, Inc.

Our second company-sponsored SPAC, INSU Acquisition Corp. II (“Insurance SPAC II”), previously entered into an Agreement and Plan of Merger and Reorganization with INSU II Merger Sub Corp., its wholly owned subsidiary (“Insurance SPAC II Merger Sub”), and Metromile, Inc., a digital insurance platform and pay-by-mile auto insurer (“Metromile”).

On February 9, 2021, Insurance SPAC II Merger Sub was merged with and into Metromile (the “Closing”). In connection with the Closing, Insurance SPAC II changed its name from “INSU Acquisition Corp. II” to “Metromile, Inc.” and, on February 11, 2021, Insurance SPAC II’s NASDAQ trading symbol was changed from "INAQ" to “MILE.” The merger was approved by the Insurance SPAC II’s stockholders at a special meeting of stockholders held on February 9, 2021.

Upon the Closing, Insurance Acquisition Sponsor II, LLC and Dioptra Advisors II, LLC, of which the Company is the manager (together, the “Insurance SPAC II Sponsor Entities”), held 452,500 shares of Metromile’s Class A Common Stock (“MILE Class A Common Stock”), and 150,833 warrants (“MILE Warrants”) to purchase an equal number of shares of MILE Class A Common Stock (such MILE Class A Common Stock and MILE Warrants, collectively, the “Placement Securities”) as a result of the 452,200 placement units, which the Insurance SPAC II Sponsor Entities had purchased in a private placement that occurred simultaneously with Insurance SPAC II’s initial public offering on September 8, 2020. Further, upon the Closing, the Insurance SPAC II Sponsor Entities collectively held an additional 6,669,667 shares of MILE Class A Common Stock as a result of their previous purchase of founder shares of Insurance SPAC II (collectively, the “Founder Shares,” and, together with the Placement Securities, the “Insurance SPAC II Sponsor Shares”).

The Company currently consolidates the Insurance SPAC II Sponsor Entities and previously treated its investment in Insurance SPAC II as an equity method investment. Effective upon the Closing, the Company has reclassified its equity method investment in Insurance SPAC II to other investments, at fair value and has adopted fair value accounting for the investment in MILE, resulting in an amount of principal transaction revenue to be recorded in the first quarter of 2021, derived from the (i) the final amount of Insurance SPAC II Sponsor Shares retained by the Insurance SPAC II Sponsor Entities; (ii) the trading share price of the MILE Class A Common Stock and the MILE Warrants; and (iii) fair value discounts related to the share sale restrictions on the Insurance SPAC II Sponsor Shares outlined below. Upon recognition of the principal transaction revenue described above in the first quarter of 2021, the Company will record a non-controlling interest expense or compensation expense related to the amount of Insurance SPAC II Sponsor Shares distributable to the non-controlling interest holders in the Insurance SPAC II Sponsor Entities. If the non-controlling interest holder is an employee of the Company, the expense will be recorded as compensation. Otherwise, the expense will be non-controlling interest expense. The Company currently expects that, upon the registration with the SEC of the Insurance SPAC II Sponsor Shares in accordance with the registration rights agreement executed in connection with the merger with Metromile, (a) all of the Placement Securities will be distributed to the non-controlling interest holders of the Insurance SPAC II Sponsor Entities and, (b) of the Founder Shares, 3,414,875 shares of MILE Class A Common Stock will be distributed to the non-controlling interest holders of the Insurance SPAC II Sponsor Entities. Immediately following these distributions, the Company will retain (i) none of the Placement Securities, and (ii) of the Founder Shares, 3,254,792 shares of MILE Class A Common Stock.

Subject to certain limited exceptions, Placement Securities held by the Insurance SPAC II Sponsor Entities will not be transferable or salable until 30 days following the Closing. Of the Founder Shares held by the Insurance SPAC II Sponsor Entities, (a) 24% are freely transferable and salable, and (b) subject to certain limited exception, the remaining shares will not be transferable or salable until the closing price of the MILE Class A Common Stock, for a period of 20 out of any 30 consecutive trading days following the Closing, (a) exceeds $15.00 with respect to 38% of such shares, and (b) exceeds $17.00 with respect to an additional 38% of such shares.

INSU Acquisition Corp. III Initial Public Offering

The Company is the manager of Insurance Acquisition Sponsor III, LLC (“IAS III”) and Dioptra Advisors III, LLC (“Dioptra III” and, together with IAS III, the “Insurance SPAC III Sponsor Entities”). The Insurance SPAC III Sponsor Entities are sponsors of INSU Acquisition Corp. III (NASDAQ: IIII) (“Insurance SPAC III”), a blank check company that will seek to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Insurance SPAC III Business Combination”). On December 22, 2020, the Insurance SPAC III completed the sale of 25,000,000 units ("Insurance SPAC III Units") in its IPO.

Each Insurance SPAC III Unit consists of one share of the Insurance SPAC III's Class A Common Stock (“Insurance SPAC III Common Stock”), and one-third of one warrant (each, an “Insurance SPAC III Warrant”), where each whole Insurance SPAC III Warrant entitles the holder to purchase one share of Insurance SPAC III Common Stock for $11.50 per share. The Insurance SPAC III Units were sold in the IPO at an offering price of $10.00 per unit, for gross proceeds of $250,000,000 (before underwriting discounts and commissions and offering expenses). Immediately following the completion of the IPO, there were an aggregate of 34,100,000 shares of Insurance SPAC III Common Stock issued and outstanding.

If Insurance SPAC III fails to consummate an Insurance SPAC III Business Combination within the first 24 months following its IPO and is unable to obtain an extension of such time period, its corporate existence will cease except for the purposes of winding up its affairs and liquidating its assets. The Company currently consolidates the Insurance SPAC III Sponsor Entities and treats the Insurance SPAC III Sponsor Entities' investment in the Insurance SPAC III as an equity method investment.

The Insurance SPAC III Sponsor Entities purchased 575,000 of the Insurance SPAC III placement units in a private placement that occurred simultaneously with Insurance SPAC III’s IPO for an aggregate of $5,750,000, or $10.00 per placement unit. Each placement unit consists of one share of Insurance SPAC III Common Stock and one-third of one warrant (the “Insurance SPAC III Placement Warrants”). The placement units are identical to the Insurance SPAC III Units sold in the Insurance SPAC III IPO except (i) the shares of Insurance SPAC III Common Stock issued as part of the placement units and the Insurance SPAC III Placement Warrants will not be redeemable by Insurance SPAC III, (ii) the Insurance SPAC III Placement Warrants may be exercised by the holders on a cashless basis, and (iii) the shares of Insurance SPAC III Common Stock issued as part of the placement units, together with the Insurance SPAC III Placement Warrants, are entitled to certain registration rights. Subject to certain limited exceptions, the placement units (including the underlying Insurance SPAC III Placement Warrants and Insurance SPAC III Common Stock and the shares of Insurance SPAC III Common Stock issuable upon exercise of the Insurance SPAC III Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of an Insurance SPAC III Business Combination.

In addition, the Insurance SPAC III Sponsor Entities collectively hold 8,525,000 founder shares of Insurance SPAC III. Subject to certain limited exceptions, the founder shares will not be transferable or salable except (a) with respect to 25% of such shares, until consummation of an Insurance SPAC III Business Combination, and (b) with respect to additional 25% tranches of such shares, when the closing price of the Insurance SPAC III Common Stock exceeds $12.00, $13.50, and $17.00, respectively, for 20 out of any 30 consecutive trading days following the consummation of an Insurance SPAC III Business Combination. Certain executive and key employees of the Company purchased membership interests in Dioptra III and have an interest in the Insurance SPAC III’s founder shares through such membership interests.

The number of founders shares eventually retained by the Insurance SPAC III Sponsor Entities and amounts in which the Company executives and key employees, and other non-controlling interests have an interest in through the Insurance SPAC III Sponsor Entities will not be finally determined until the Insurance SPAC III Business Combination, if any, is complete.

Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (ET) to discuss these results. The conference call will be available via webcast. Interested parties can access the webcast by clicking the webcast link on the Company’s homepage at www.cohenandcompany.com. Those wishing to listen to the conference call with operator assistance can dial (877) 686-9573 (domestic) or (706) 643-6983 (international), with participant pass code 2381120, or request the Cohen & Company earnings call. A replay of the call will be available for one week following the call by dialing (800) 585-8367 or (404) 537-3406, participant pass code 2381120.

About Cohen & Company

Cohen & Company is a financial services company specializing in fixed income markets and, more recently, in SPAC markets. It was founded in 1999 as an investment firm focused on small-cap banking institutions but has grown to provide an expanding range of capital markets and asset management services. Cohen & Company’s operating segments are Capital Markets, Asset Management, and Principal Investing. The Capital Markets segment consists of fixed income sales, trading, and matched book repo financing as well as new issue placements in corporate and securitized products, and advisory services, operating primarily through Cohen & Company’s subsidiaries, J.V.B. Financial Group, LLC in the United States and Cohen & Company Financial (Europe) Limited in Europe. The Asset Management segment manages assets through collateralized debt obligations, managed accounts, and investment funds. As of December 31, 2020, the Company managed approximately $2.8 billion in primarily fixed income assets in a variety of asset classes including US and European trust preferred securities, subordinated debt, and corporate loans. As of December 31, 2020, 74.3% of the Company’s assets under management were in collateralized debt obligations that Cohen & Company manages, which were all securitized prior to 2008. The Principal Investing segment is comprised primarily of investments the Company holds related to its SPAC franchise and other investments the Company has made for the purpose of earning an investment return rather than investments made to support its trading, matched book repo, or other capital markets business activity. For more information, please visit www.cohenandcompany.com.

Note 1: Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per share are non-GAAP measures of performance. Please see the discussion under “Non-GAAP Measures” below. Also see the tables below for the reconciliations of non-GAAP measures of performance to their corresponding GAAP measures of performance.

Forward-looking Statements

This communication contains certain statements, estimates, and forecasts with respect to future performance and events. These statements, estimates, and forecasts are “forward-looking statements.” In some cases, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “might,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “seek,” or “continue” or the negatives thereof or variations thereon or similar terminology. All statements other than statements of historical fact included in this communication are forward-looking statements and are based on various underlying assumptions and expectations and are subject to known and unknown risks, uncertainties, and assumptions, and may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied in the forward-looking statements including, but not limited to, those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition” in our filings with the Securities and Exchange Commission (“SEC”), which are available at the SEC’s website at www.sec.gov and our website at www.cohenandcompany.com/investor-relations/sec-filings. Such risk factors include the following: (a) a decline in general economic conditions or the global financial markets, (b) losses caused by financial or other problems experienced by third parties, (c) losses due to unidentified or unanticipated risks, (d) a lack of liquidity, i.e., ready access to funds for use in our businesses, (e) the ability to attract and retain personnel, (f) litigation and regulatory issues, (g) competitive pressure, (h) an inability to generate incremental income from new or expanded businesses, (i) unanticipated market closures or effects due to inclement weather or other disasters, (j) losses (whether realized or unrealized) on our principal investments, including on our CLO investments, (k) the possibility that payments to the Company of subordinated management fees from its CDOs will continue to be deferred or will be discontinued, (l) the possibility that the stockholder rights plan may fail to preserve the value of the Company’s deferred tax assets, whether as a result of the acquisition by a person of 5% of the Company’s common stock or otherwise, (m) the possibility that Insurance SPAC III does not successfully consummate an Insurance SPAC III Business Combination, (n) a reduction in the volume of investments into SPACs; (o) the value of our holdings of founders shares in Shift and Metromile may decline and the possibility that significant portions of the founder shares may remain restricted for a long period of time; and (p) the impacts of the COVID-19 pandemic. As a result, there can be no assurance that the forward-looking statements included in this communication will prove to be accurate or correct. In light of these risks, uncertainties, and assumptions, the future performance or events described in the forward-looking statements in this communication might not occur. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and we do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Cautionary Note Regarding Quarterly Financial Results

Due to the nature of our business, our revenue and operating results may fluctuate materially from quarter to quarter. Accordingly, revenue and net income in any particular quarter may not be indicative of future results. Further, our employee compensation arrangements are in large part incentive-based and, therefore, will fluctuate with revenue. The amount of compensation expense recognized in any one quarter may not be indicative of such expense in future periods. As a result, we suggest that annual results may be the most meaningful gauge for investors in evaluating our business performance.

COHEN & COMPANY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in thousands, except per share data)

	Three Months Ended			Year Ended
	12/31/20	9/30/20	12/31/19	12/31/20	12/31/19
Revenues
Net trading	$18,087	$16,957	$12,299	$73,611	$38,172
Asset management	3,821	1,631	1,795	8,759	7,560
New issue and advisory	1,734	500	1,580	2,234	1,831
Principal transactions	42,389	2,606	276	44,702	1,521
Other revenue	334	162	140	804	582
Total revenues	66,365	21,856	16,090	130,110	49,666
Operating expenses
Compensation and benefits	23,479	10,965	6,159	59,902	25,972
Business development, occupancy, equipment	671	641	926	2,708	3,402
Subscriptions, clearing, and execution	2,517	2,242	2,950	9,887	9,682
Professional services and other operating	1,838	1,851	1,942	7,068	6,251
Depreciation and amortization	85	85	79	334	318
Impairment of goodwill	-	-	-	7,883	-
Total operating expenses	28,590	15,784	12,056	87,782	45,625
Operating income (loss)	37,775	6,072	4,034	42,328	4,041
Non-operating income (expense)
Interest expense, net	(1,951)	(1,952)	(2,255)	(9,589)	(7,584)
Income (loss) from equity method affiliates	(244)	(1,371)	(188)	(2,955)	(553)
Income (loss) before income tax expense (benefit)	35,580	2,749	1,591	29,784	(4,096)
Income tax expense (benefit)	(8,046)	(594)	394	(8,669)	(523)
Net income (loss)	43,626	3,343	1,197	38,453	(3,573)
Less: Net income (loss) attributable to the noncontrolling interest	28,875	1,688	423	24,248	(1,519)
Net income (loss) attributable to Cohen & Company Inc.	$14,751	$1,655	$774	$14,205	$(2,054)

Earnings per share
Basic
Net income (loss) attributable to Cohen & Company Inc.	$14,751	$1,655	$774	$14,205	$(2,054)
Basic shares outstanding	1,070	1,147	1,125	1,131	1,137
Net income (loss) attributable to Cohen & Company Inc. per share	$13.79	$1.44	$0.69	$12.56	$(1.81)
Fully Diluted
Net income (loss) attributable to Cohen & Company Inc.	$14,751	$1,655	$774	$14,205	$(2,054)
Net income (loss) attributable to the convertible non-controlling interest	17,074	2,542	523	14,200	(1,231)
Net interest attributable to convertible debt, net of taxes	39	379	374	1,162	-
Income tax and conversion adjustment	7,924	1,503	(123)	9,452	246
Enterprise net income (loss)	$39,788	$6,079	$1,548	$39,019	$(3,039)
Basic shares outstanding	1,070	1,147	1,125	1,131	1,137
Unrestricted Operating LLC membership units exchangeable into COHN shares	2,803	2,803	581	2,801	545
Additional dilutive shares	1,334	1,166	1,051	1,159	-
Fully diluted shares outstanding	5,207	5,116	2,757	5,091	1,682
Fully diluted net income (loss) per share	$7.64	$1.19	$0.56	$7.66	$(1.81)

Reconciliation of adjusted pre-tax income (loss) to net income (loss) attributable to Cohen & Company Inc. and calculations of per share amounts
Net income (loss) attributable to Cohen & Company Inc.	$14,751	$1,655	$774	$14,205	$(2,054)
Addback: Impairment of goodwill	-	-	-	7,883	-
Addback (deduct): Income tax expense (benefit)	(8,046)	(594)	394	(8,669)	(523)
Addback (deduct): Net income (loss) attributable to the convertible non-controlling interest	17,074	2,542	523	14,200	(1,231)
Adjusted pre-tax income (loss)	23,779	3,603	1,691	27,619	(3,808)
Net interest attributable to convertible debt	381	379	374	1,504	-
Enterprise pre-tax income (loss) for fully diluted adjusted pre-tax income (loss) per share calculation	$24,160	$3,982	$2,065	$29,123	$(3,808)

Fully diluted shares outstanding	5,207	5,116	2,757	5,091	1,682
Fully diluted adjusted pre-tax income (loss) per share	$4.64	$0.78	$0.75	$5.72	$(2.26)

COHEN & COMPANY INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2020
	(unaudited)	December 31, 2019
Assets
Cash and cash equivalents	$41,996	$8,304
Receivables from brokers, dealers, and clearing agencies	52,917	96,132
Due from related parties	2,812	466
Other receivables	3,929	46,625
Investments - trading	242,961	307,852
Other investments, at fair value	58,540	14,864
Receivables under resale agreements	5,716,343	7,500,002
Investment in equity method affiliates	13,482	3,799
Deferred income taxes	7,397	-
Goodwill	109	7,992
Right-of-use asset - operating leases	6,063	7,155
Other assets	2,830	8,433
Total assets	$6,149,379	$8,001,624

Liabilities
Payables to brokers, dealers, and clearing agencies	$156,678	$241,261
Accounts payable and other liabilities	46,251	20,295
Accrued compensation	14,359	4,046
Trading securities sold, not yet purchased	44,439	77,947
Other investments sold, not yet purchased	7,415	-
Securities sold under agreements to repurchase	5,713,212	7,534,443
Deferred income taxes	-	1,339
Operating lease liability	6,531	7,693
Redeemable Financial Instruments	11,957	16,983
Debt	47,100	48,861
Total liabilities	6,047,942	7,952,868

Equity
Voting nonconvertible preferred stock	27	27
Common stock	13	12
Additional paid-in capital	65,031	68,714
Accumulated other comprehensive loss	(821)	(915)
Accumulated deficit	(20,341)	(34,519)
Total stockholders' equity	43,909	33,319
Noncontrolling interest	57,528	15,437
Total equity	101,437	48,756
Total liabilities and equity	$6,149,379	$8,001,624

Non-GAAP Measures

Adjusted pre-tax income (loss) and adjusted pre-tax income (loss) per diluted share

Adjusted pre-tax income (loss) is not a financial measure recognized by GAAP. Adjusted pre-tax income (loss) represents net income (loss) attributable to Cohen & Company Inc., computed in accordance with GAAP, excluding impairment of goodwill and income tax expense (benefit), plus the net income (loss) attributable to the convertible non-controlling interest. Impairment of goodwill has been excluded from adjusted pre-tax income (loss) because it is a non-recurring, non-cash item. Income tax expense (benefit) has been excluded because a pre-tax measurement of enterprise earnings that includes net income (loss) attributable to the convertible non-controlling interest is a useful and appropriate measure of performance. Furthermore, our income tax expense (benefit) has been, and we expect it will continue to be, a substantially non-cash item for the foreseeable future, generated from adjustments in our valuation allowance applied to the Company’s gross deferred tax assets. Convertible non-controlling interest is added back to adjusted pre-tax income because the underlying Cohen & Company, LLC equity units are convertible into Cohen & Company Inc. shares. Adjusted pre-tax income (loss) per diluted share is calculated, by dividing adjusted pre-tax income (loss) by diluted shares outstanding, both of which include adjustments used in the corresponding calculation in accordance with GAAP.

We present adjusted pre-tax income (loss) and related per diluted share amounts in this release because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted pre-tax income (loss) and related per diluted share amounts help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash or recurring impact on our current operating performance. In addition, our management uses adjusted pre-tax income (loss) and related per diluted share amounts to evaluate the performance of our enterprise operations. Adjusted pre-tax income (loss) and related per diluted share amounts, as we define them, are not necessarily comparable to similarly named measures of other companies and may not be appropriate measures for performance relative to other companies. Adjusted pre-tax income (loss) should not be assessed in isolation from or construed as a substitute for net income (loss) prepared in accordance with GAAP. Adjusted pre-tax income (loss) is not intended to represent and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

Contact:

Investors -	Media -
Cohen & Company Inc.	Joele Frank, Wilkinson Brimmer Katcher
Joseph W. Pooler, Jr.	James Golden or Andrew Squire
Executive Vice President and	212-355-4449
Chief Financial Officer	jgolden@joelefrank.com or asquire@joelefrank.com
215-701-8952

investorrelations@cohenandcompany.com